Exhibit 99.3

Holicity Inc. Announces Closing of IPO Over-Allotment Option

New York, NY - August 11, 2020 – Holicity Inc. (the “Company”) announced the closing of the issuance of an additional 2,500,000 units pursuant to the partial exercise of the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $25,000,000 to the Company and bringing the total gross proceeds of the initial public offering to $300,000,000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or email: prospectus.cpdg@db.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

About Holicity Inc.

Holicity Inc. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the Technology, Media and Telecommunications sectors and is led by veteran communications and technology entrepreneur, Craig O. McCaw, who is Holicity’s Chairman and CEO, and Randy Russell, Holicity’s Chief Investment Officer.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

 Please direct all inquiries regarding Holicity Inc. to Todd Wolfenbarger at wolfenbarger@summitslc.com / 801-244-9600.